Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

FIRST QUARTER 2012 RECORD EARNINGS

Warren, PA. January 17/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces quarterly record net income and EBITDA for the first fiscal quarter ended November 30, 2011.

Net income for the fiscal quarter ended November 30, 2011 was $62.0 million, an increase of $70.1 million from net loss of $8.1 million for the quarter ended November 30, 2010.

Earnings before interest, taxes, depreciation and amortization (EBITDA)1 for the three months ended November 30, 2011 was $121.8 million, an increase of $119.6 million from $2.2 million for the three months ended November 30, 2010.

Adjusted FIFO EBITDA for the three months ended November 30, 2011 was $125.8 million, an increase of $122.8 million from $3.0 million for the three months ended November 30, 2010.

Net income and EBITDA includes $51.3 million of gains on derivative contracts in the first quarter fiscal year 2012. Excluding this gain on derivative contracts (net of tax effect thereon), net income, EBITDA, and Adjusted FIFO EBITDA for the first quarter of fiscal year 2012 were $31.8 million, $70.5 million, and $74.5 million, respectively.

Net sales for the fiscal quarter ended November 30, 2011 were $944.0 million as compared to $619.1 million for the fiscal year ended November 30, 2010. Retail sales increased by $69.1 million or 19.7% compared to the comparable period in fiscal 2011 from $351.2 million to $420.3 million. The increase in retail sales primarily reflected increases in petroleum selling prices and merchandise sales offset by a slight decrease in retail petroleum volume.

Wholesale sales increased during the fiscal quarter by $255.8 million or 95.5% compared to the comparable prior period from $267.9 million to $523.7 million reflecting a 105.5% increase in wholesale volume offset by a slight decrease in wholesale selling prices

Crude throughputs during the first quarter of fiscal 2012 increased by 27.0 thousand barrels per day or 66.7% from 40.5 thousand barrels per day to 67.5 thousand barrels per day. Refinery product yields increased 2.3 million barrels or 56.0% from 4.2 million to 6.5 million barrels during the same comparable prior year period. The increase in refinery volumes is due to the recovery from the Enbridge pipeline disruption and a 21 day scheduled turnaround incurred in the first quarter of fiscal year 2011.

As of November 30, 2011, the Company’s liquidity position included $58.3 million of cash and there were no borrowings against the $175.0 million Revolving Credit Facility.

[1]

United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to net income in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended November 30,
	2011	2010
	Unaudited

Net Sales	$944,031	$619,147
Operating Income (Loss)	$115,990	$(3,112)
Net Income (Loss)	$62,046	$(8,089)
Income Tax Expense (Benefit)	$43,114	$(4,518)
EBITDA (A)	$121,809	$2,231

(A)	EBITDA Reconciliation

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended November 30,
	2011	2010
	Unaudited

Net (Loss) Income	$62,046	$(8,089)
Interest Expense	10,256	8,915
Income Tax Expense / (Benefit)	43,114	(4,518)
Depreciation	4,637	4,414
Amortization	1,756	1,509

EDITDA	$121,809	$2,231

EBITDA	$121,809	$2,231
LIFO Inventory Adjustment	4,030	818

Adjusted FIFO EBITDA	125,839	$3,049

Noncash Gain on Derivatives	(51,291)	—

Before noncash Gain on Derivatives
EBITDA	$70,518	$2,231
Adjusted EBITDA – FIFO Basis	$74,548	$3,049

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 366 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.